EXHIBIT 10.10

FOURTH AMENDMENT AND MODIFICATION
TO LOAN AND SECURITY AGREEMENT

                  THIS FOURTH AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of October 25, 2002 by and among DRUGMAX, INC., a Nevada corporation, formerly known as DrugMax.com, Inc. (“DrugMax”), VALLEY DRUG COMPANY, an Ohio corporation (“Valley”), DISCOUNT RX, INC., a Louisiana corporation (“Discount RX”), VALLEY DRUG COMPANY SOUTH, a Louisiana corporation (“Valley South”) (DrugMax, Valley, Discount RX and Valley South being hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”), DESKTOP MEDIA GROUP, INC., a Florida corporation (“Desktop”), VETMALL, INC., a Florida corporation (“VetMall”) (Desktop and VetMall being hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) and STANDARD FEDERAL BANK NATIONAL ASSOCIATION, formerly known as Michigan National Bank, as successor in interest to Mellon Bank, N.A. (“Bank”).

BACKGROUND

         A.       Borrowers, Guarantors and Bank have entered into a Loan and Security Agreement dated October 24, 2000, as amended by (i) that certain letter agreement dated February 13, 2001, (ii) that certain Amendment and Modification to Loan and Security Agreement dated June 13, 2001, (iii) that certain Second Amendment and Modification to Loan and Security Agreement dated October 24, 2001, (iii) that certain Third Amendment and Modification to Loan and Security Agreement dated June 6, 2002, and (v) those certain letter agreements between Borrowers and Bank dated June 27, 2002, August 2, 2002 and August 14, 2002, respectively (as amended, the “Loan Agreement”).

         B.       Borrowers and Guarantors have requested and Bank has agreed to further amend the Loan Agreement as provided in this Amendment.

         C.       Capitalized terms not defined in this Amendment will have the meanings set forth in the Loan Agreement.

                   NOW, THEREFORE, intending to be legally bound hereby, Borrowers, Guarantors and Bank agree as follows:

1. Contract Period. The defined term “Contract Period” as set forth in Section 1.1 of the Loan Agreement shall be and is hereby amended to read in its entirety as follows:

“Contract Period means the period of time commencing on the date of this Agreement and expiring on October 24, 2004.”

2. Termination of Revolving Credit Facility and Termination Fee. In conjunction with the resetting of the Contract Period, Sections 8.10 (a),(b) and (c) of the Loan Agreement shall be and are hereby amended to read in their entirety as follows:

“(a)	If the termination occurs after October 24, 2001, but on or before October 24, 2002, the termination fee will be equal to 2% of the Maximum Revolving Credit Amount;

(b)	If the termination occurs after October 24, 2002, but on or before October 24, 2003, the termination fee will be equal to 1.5% of the Maximum Revolving Credit Amount; and

(c)	If the termination occurs after October 24, 2003, but on or before October 23, 2004, the termination fee will be equal to 1% of the Maximum Revolving Credit Amount.”

3. Applicable Margin. Commencing with the receipt of Borrowers’ consolidated and consolidating financial statements pursuant to Section 15.1of the Loan Agreement for the fiscal year ending March 31, 2003 and absent a Default or an Event of Default, the pricing matrix set forth in the term “Applicable Margin” as such term is defined in Section 1.1of the Loan Agreement shall be and is hereby amended to read in its entirety as follows:

	Ratio of Funded	Revolving Credit Facility		Term Loan
	Debt to	Base	LIBOR Base	LIBOR
Level	EBITDA	Rate +	Rate +	Rate +	Rate +
Level I	>=6.00:1	1.00%	3.50%	1.25%	3.75%
Level II	>=5.00:1<6.00:1	0.75%	3.25%	1.00%	3.50%
Level III	>=4.00:1<5.00:1	0.50%	3.00%	0.75%	3.25%
Level IV	<4.00:1	0.25%	2.75%	0.50%	3.00%

Borrowers acknowledge and agree that as of the date hereof the Applicable Margin is equal to the Level I pricing set forth above. Borrowers further acknowledge and agree that all other term and conditions of the defined term “Applicable Margin” as such term is defined in Section 1.1 of the Loan

Agreement (except for the pricing matrix which has been amended as set forth above) remain in full force and effect and are hereby ratified and confirmed.

4. Borrowing Base. Notwithstanding anything to the contrary herein or in the Loan Documents, upon receipt of Borrowers’ consolidated and consolidating financial statements pursuant to Section 15.3 of the Loan Agreement for the fiscal quarter ending September 30, 2002, the Borrowing Base described in Section 2.3 of the Loan Agreement shall also include an advance rate of up to 100% of the amount by which (i) the amount of funds maintained in the blocked account pursuant to Section 14.6 of the Loan Agreement exceeds (ii) the outstanding principal balance of the Term Loan. Borrowers acknowledge and agree that the additional component of the Borrowing Base described in this Section 4 shall be adjusted, upon receipt of Borrowers’ consolidated and consolidating financial statements pursuant to Section 15.3 of the Loan Agreement and absent a Default or an Event of Default, commencing with their fiscal quarter ending September 30, 2002, and upon receipt of Borrowers’ consolidated and consolidating financial statements and absent a Default or an Event of Default for each fiscal quarter end thereafter.

5. Valley South Reserve. The defined term “Valley South Reserve” as set forth in Section 1.1 of the Loan Agreement shall be and is hereby amended to read, in its entirety, as follows:

“Valley South Reserve means a reserve against Availability under the Revolving Credit Facility for Advances based on the Value of Valley South’s Eligible Accounts and Eligible Inventory in an amount equal to One Million Dollars ($1,000,000); provided however, absent a Default or an Event of Default (i) such reserve may be reduced or released if new equity proceeds are infused for working capital purposes into Borrowers with such reduction being equal to fifty percent (50%) of each dollar of new equity proceeds infused into Borrowers; and (ii) commencing with the receipt by Bank of Borrowers’ consolidated financial statements pursuant to Section 15.1 for the fiscal year ending March 31, 2003 and for each fiscal quarter thereafter, such reserve may be reduced or released by an amount equal to fifty percent (50%) of each dollar of Net Income realized by Borrowers in excess of the Net Income covenant as set forth in Section 14.1 of the Loan Agreement for the applicable compliance periods.”

6. Net Income. The defined term “Net Income” as set forth in Section 1.1 the Loan Agreement shall be and is hereby amended to read, in its entirety, as follows:

“Net Income means income (or loss) after Tax Expense and shall have the meaning given such term by GAAP, provided that, there shall be specifically excluded therefrom (a) gains from the sale of capital assets, (b) net income of any other Person in which the Person or Persons whose net income is being determined has an ownership interest, unless received by the Person or Persons whose net income is being determined in a cash distribution, (c) any gains arising from extraordinary items, as defined by GAAP, (d) any income tax benefit (gains) from net operating loss carry forwards, (e) any recovery of any bad debt expense, and (f) the dollar amount of any Accounts which are then converted to and/or evidenced by a note receivable.’’

7. Net Income. Section 14.1 of the Loan Agreement shall be and is hereby amended to read in its entirety as follows:

“14.1 Net Income. Borrowers will have Net Income, determined on a consolidated basis with respect to the Borrowers only and not including any Guarantor or other Subsidiary, of not less than the following amounts for the following periods (if a loss is indicated, the loss will not be greater than the specified amount):

Amount	Period

($890,000)	Fiscal quarter ending June 30, 2002
$180,000	Fiscal quarter ending September 30, 2002
$300,000	Fiscal quarter ending December 31, 2002
$450,000	Fiscal quarter ending March 31, 2003
$140,000	Fiscal year ending March 31, 2003
$250,000	Fiscal quarter ending June 30, 2003
$250,000	Fiscal quarter ending September 30, 2003
$250,000	Fiscal quarter ending December 31, 2003
$250,000	Fiscal quarter ending March 31, 2004
$1,000,000	Fiscal year ending March 31, 2004
$300,000	Fiscal quarter ending June 30, 2004 and for each fiscal quarter thereafter”

Agreement is acceptable if both parties agree that the numbers through fiscal quarter ended March 31, 2003 are pre-tax.

8. Stand-Alone Net Income. Section 14.2 of the Loan Agreement shall be and is hereby amended to read in its entirety as follows:

“14.2 Stand-Alone Net Income. Each Borrower, on a stand-alone basis and not consolidated with any other Borrower or any Guarantor or other Subsidiary, will have positive Net Income (and no net losses) for each fiscal quarter commencing with the fiscal quarter ending September 30, 2002.”

9. Net Worth. Section 14.3 of the Loan Agreement shall be and is hereby amended to read in its entirety as follows:

“14.3 Net Worth. Borrowers will maintain Net Worth, determined on a consolidated basis with respect to the Borrowers only and not including any Guarantor or other Subsidiary, of not less than the following amounts for the following periods:

Amount	Period

$30,525,000	As of June 30, 2002

$30,705,000	As of September 30, 2002 and at all times thereafter through December 30, 2002

$31,005,000	As of December 31, 2002 and at all times thereafter through March 30, 2003

$31,555,000	As of March 31, 2003 and at all times thereafter through June 29, 2003

$31,805,000	As of June 30, 2003 and at all times thereafter through September 29, 2003

$32,055,000	As of September 30, 2003 and at all times thereafter through December 30, 2003

$32,305,000	As of December 31, 2003 and at all times thereafter through March 30, 2004

$32,555,000	As of March 31, 2004 and at all times thereafter through June 29, 2004

$32,855,000	As of June 30, 2004 and at all times thereafter through September 29, 2004

10. Current Ratio. Section 14.4 of the Loan Agreement shall be amended to read in its entirety as follows:

“14.4 Current Ratio. Borrowers will maintain a Current Ratio, determined on a consolidated basis with respect to the Borrowers only and not including any Guarantor or other Subsidiary of not less than 1.10 to 1.0 for the fiscal quarter ending June 30, 2002 and at all times thereafter.”

11. Indebtedness to Net Worth Ratio. Article 14 of the Loan Agreement shall be and is hereby amended to add the following financial covenant as a new Section 14.9:

“14.9 Indebtedness to Net Worth Ratio. Borrowers will maintain a ratio of Indebtedness to Net Worth of not more than 1.3 to 1.0 for the fiscal month ending March 31, 2003 and for each fiscal month end thereafter. ’’

12. Accounts Receivable Limitations. Borrowers covenant and agree that Borrowers will not have (i) Accounts in excess of $800,000 (as reduced as provided below, the “PPS Account Limit”) in the aggregate due to any Borrower from Professional Pharmacy Solutions, Inc. as of September 30, 2002 and for each fiscal quarter end thereafter, (ii) Accounts at any time in excess of $500,000 in the aggregate due to any Borrower from Quality RX, Inc. and/or Brookfield Pharmacies, Inc., and (iii) Accounts at any time in excess of $500,000 in the aggregate due to any Borrower from any Affiliate or related party of any Obligor (excluding Accounts due among Borrowers that are otherwise expressly permitted under the Loan Agreement and constitute “Eligible Accounts” under Section 1.1 of the Loan Agreement). Borrowers covenant and agree that the PPS Account Limit set forth in subsection (i) above will decrease by an amount equal to $25,000 commencing with their fiscal quarter ending December 31, 2002 and for each fiscal quarter end thereafter. Borrowers further covenant and agree that any and all Accounts described in subsections (ii) and (iii) above will not be at any time be more than thirty (30) days past due for any reason.

13. Bank Accounts. Notwithstanding anything to the contrary contained in the Loan Agreement, within ninety (90) days of the date hereof, Borrowers will covenant and agree to maintain or cause to be maintained at LaSalle Bank or its Affiliates that certain investment account number 500700020-00 currently maintained by Borrower with Mellon Bank, N.A. or its Affiliates. Borrowers will execute and deliver to LaSalle Bank or its Affiliates any documents, agreement or other items requested by LaSalle Bank or its Affiliates to evidence the transfer of such account and security interest of Bank in such account.

14. Release of Mortgage. Upon the written request of Borrowers, Bank agrees to release that certain mortgage lien granted to Bank by River Road Real Estate, LLC with respect to the property leased by Discount RX and Valley South located at 10016 River Road, St. Rose, Louisiana 70087 (the “Mortgage”); provided that, (i) new equity proceeds in an amount not less than $1,000,000 are infused into Borrowers and a $1,000,000 reserve against Availability under the Revolving Credit

Facility for Advances is established by Bank, (ii) such new equity proceeds are not also applied to reduce and/or release the Valley South Reserve as provided in Section 5 above, and (iii) no Default or Event of Default has occurred. Borrower shall pay to Bank all costs and expenses incurred by Bank in connection with such release of lien, including any attorneys’ fees and other legal costs, expenses and charges.

15. Audit Fee. Notwithstanding anything to the contrary contained in the Loan Agreement, including without limitation Section 12.7 thereof, Obligors agree to pay to Bank all costs and expenses of Bank related to any visits, inspections and field examinations of Obligors at a per man per day rate of $750, but not to exceed $15,000.00 during any one-year period, plus out-of-pocket expenses, provided that, after the occurrence of an Event of Default, Obligors agree to pay any and all costs and expenses of Bank related to such visits, inspections and field examination, without limitation.

16. Amendment Fee. As a condition for Bank entering into this Amendment, Borrowers agree to pay to Bank an amendment fee (the “Amendment Fee”) in the amount of Five Thousand Dollars ($5,000.00), which Amendment Fee has been fully earned by Bank. The Amendment Fee shall be due and payable from Borrowers to Bank contemporaneously with Borrowers’ execution of this Amendment. Bank is hereby irrevocably authorized to deduct such payments from any account of any Borrower maintained with Bank or to advance sums under the Revolving Credit Facility without further notice to Borrowers to pay such installments.

17. Conditions Precedent. Bank’s obligation to enter into this Amendment is subject to the fulfillment, to the satisfaction of Bank, of each of the following conditions. All of such agreements, documents and other items must be in form, content and all other respects satisfactory to Bank in its sole discretion.

17.1 Executed Amendment Documents. Bank shall have received each of the Amendment and any and all other documents collateral thereto.

17.2 Authorizing Resolutions. Bank shall have received a certificate from the Secretary of each Borrower attesting to the resolutions of each Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Amendment and authorizing specific officers of such Borrower to execute the same. In addition, Bank shall also have received a resolution from the members of River Road Real Estate, LLC authorizing its execution, delivery, and performance of the Mortgage.

17.3 No Material Adverse Change. Bank shall have received evidence that no Material Adverse Change nor any material change in the value of the Collateral shall have occurred from the date of financial information and projections most recently provided to Bank.

17.4 Other Documents. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered, executed, or recorded.

18. Confirmation of Collateral. Nothing contained herein shall be deemed to be a compromise, satisfaction, accord and satisfaction, novation or release of any of the Loan Documents, or any rights or obligations thereunder, or a waiver by Bank of any of its rights under the Loan Documents or at law or in equity. All liens, security interest, rights and remedies granted to Bank in the Loan Documents are hereby ratified, confirmed and continued. Borrowers and Guarantors acknowledge and agree that the term “Loan Documents” as used in the Loan Agreement and any other documents executed in connection therewith shall include, without limitation, this Amendment and any and all other documents executed in connection herewith.

19. Challenge to Enforcement. Borrowers and Guarantors acknowledge and agree that they do not have any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Documents, or the enforcement of any of the terms or conditions thereof.

20. Additional Representation and Warranties. Borrowers and Guarantors hereby represent and warrant, which representations and warranties shall survive until all Obligations are paid and satisfied in full, as follows:

(a) All representations and warranties of Borrowers and Guarantors set forth in the Loan Documents are true and complete in all material respects as of the date hereof.

(b) Upon the effectiveness of this Amendment, no condition or event exists or has occurred which would constitute an event of default under the Loan Documents or under any other material agreement between Borrowers, any Guarantor and any other third party (or would, upon the giving of notice or the passage of time, or both constitute an event of default).

(c) Borrowers have not received any notice of default or event of default from any other lender, trustee or lessor with respect to any other loan, financing or lease agreement between such parties and any Borrower.

21. Certain Fees, Costs, Expenses and Expenditures. Borrowers will pay all of Bank’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment, including without limitation, any attorneys’ fees and other legal costs, expenses and charges.

22. Time of Essence. Time is of the essence of this Amendment.

23. No Waiver. Except as otherwise provided herein, nothing contained and no actions taken by Bank in connection herewith shall constitute nor shall they be deemed to be a waiver, release or amendment of or to any rights, remedies, or privileges afforded to Bank under the Loan Documents or under the UCC. Nothing herein shall constitute a waiver by Bank of any Borrower’s or any

Guarantor’s compliance with the terms of the Loan Documents, nor shall anything contained herein constitute an agreement by Bank to enter into any further amendments with Borrowers and Guarantors.

24. Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers and Guarantors.

25. Law Governing. This Amendment has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth, without regard to any rules or principles regarding conflicts of law or any rule or canon of construction which interprets agreements against the draftsman.

26. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, all of which taken together constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Any signature delivered via facsimile shall be deemed an original signature hereto.

27. Joint and Several. The obligations of Borrowers and Guarantors under this Amendment shall be joint and several obligations.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWERS: DRUGMAX, INC., formerly known as DrugMax.com, Inc.
By: /s/ WILLIAM LAGAMBA, President
Name/Title:	William LaGamba, President

VALLEY DRUG COMPANY
By: /s/ WILLIAM LAGAMBA, C.O.O.
Name/Title:	William LaGamba, C.O.O.

DISCOUNT RX, INC.
By: /s/ WILLIAM LAGAMBA, C.O.O.
Name/Title:	William LaGamba, C.O.O.

VALLEY DRUG COMPANY SOUTH
By: /s/ WILLIAM LAGAMBA, President
Name/Title:

GUARANTORS: DESKTOP MEDIA GROUP, INC.
By: /s/ WILLIAM LAGAMBA, President
Name/Title:	William LaGamba, President

VETMALL, INC.
By: /s/ WILLIAM LAGAMBA, President
Name/Title:	William LaGamba, President

BANK: STANDARD FEDERAL BANK NATIONAL ASSOCIATION, formerly known as Michigan National Bank, as successor in interest to Mellon Bank, N.A
By: LaSalle Business Credit, Inc., as agent
By: /s/ STEPHEN C. CAFFREY, V.P.
Name/Title:	Stephen C. Caffrey, Vice President